Exhibit 99.1

Media Contact	Investor Contact
Ed Steadham 203-578-2287	Terry Mangan 203-578-2318
esteadham@websterbank.com	tmangan@websterbank.com

Webster to Participate in Treasury Department’s Capital Purchase Program

$400 million in new capital will enhance already strong capital base, expand credit for region’s consumers, businesses

WATERBURY, Conn., Nov. 7, 2008 – Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., today announced it has received preliminary approval for $400 million in new capital under the U.S. Department of Treasury’s Capital Purchase Program (CPP).

Under the voluntary program, Webster may issue up to $400 million in senior preferred shares and provide warrants for up to an additional $60 million in common stock to the Treasury, subject to standard terms and conditions.

The Treasury and regulators have urged healthy institutions to take part in the program in order to build capital and increase the flow of credit to support the economy. Consistent with that spirit, Webster plans to use the new capital to provide an equal amount of credit for the communities it serves.

“Participating in the program is the right thing to do. While Webster is already well capitalized, we support the Treasury’s objective to ensure that sufficient credit is available for the borrowing needs of consumers and businesses,” said James C. Smith, Webster’s chairman and CEO. “Webster was founded during the Great Depression to help people build and buy their homes. True to our heritage, we are committed to helping the nation and our region solidify a foundation for future growth, including assisting distressed borrowers who are struggling during the current downturn.”

Webster currently exceeds federal regulatory standards for a “well-capitalized” institution. On a pro forma basis, the additional $400 million in CPP funding would increase Webster’s Tier 1 leverage ratio from 8.7 percent to 11.1 percent and its Total Risk-Based Capital ratio from 13.2 percent to 16.2 percent

The additional capital will also position Webster to pursue opportunities for growth, including acquisition of like-minded partners that share Webster’s vision to be New England’s bank.

Webster also announced today that it will continue participating in the FDIC’s Temporary Liquidity Guarantee Program for non-interest bearing transaction deposit accounts after the automatic enrollment period ends. Launched by the FDIC on Oct. 14, the program provides unlimited deposit insurance on funds in noninterest-bearing transaction deposit accounts not otherwise covered by the existing deposit insurance limit of $250,000 until Dec. 31, 2009. Eligible institutions were automatically enrolled in the program during the introductory period at no cost. Webster will continue participating in the program beyond the automatic enrollment period when the FDIC starts to assess fees.

Forward-looking Statements

Statements in this press release regarding Webster Financial Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statement, see “Forward Looking Statements” in Webster’s Annual Report for 2007. Except as required by law, Webster does not undertake to update any such forward looking information.

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Webster Financial Corporation is the holding company for Webster Bank, National Association. With $17.5 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust and investment services through 181 banking offices, 484 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Conn., and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank. Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.WebsterOnline.com.

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